Exhibit 99.1

McClatchy Reports Third Quarter 2017 Results

Reports Record Audience Growth

SACRAMENTO, Calif., Oct. 16, 2017 /PRNewswire/ --

  Slowed decline in adjusted EBITDA by nearly two-thirds from first half of 2017
  Repaid principal debt of $53.5 million in the quarter, $68.5 million year to date
  Reported cash of $84.0 million at end of September
  Achieved records in digital audience with product enhancements and major news events

McClatchy (NYSE American-MNI) recorded after-tax non-cash charges of $230.9 million in the third quarter of 2017, leading to a quarterly net loss of $238.9 million, or $31.28 per share. The non-cash charges relate almost solely to a non-cash deferred tax valuation allowance and, to a minor extent, after-tax non-cash impairments on newspaper mastheads and certain equity investments. The loss in the third quarter of 2016 was $9.8 million or $1.30 per share.

The company reported an adjusted net loss of $5.9 million, which excludes severance, impairments, the tax-valuation allowance, and certain other items in the third quarter of 2017. The quarterly results compare with an adjusted net loss of $2.1 million a year earlier.

Craig Forman, McClatchy's president and CEO, said, "We reported record audiences in the third quarter of 2017, reaching 89 million unique visitors in the month of September. Our progress in newsroom reinvention, technology improvements and our reporting on Hurricane Irma boosted our audience growth. And while hurricanes and other events posed challenges to our communities, our people, and our operations in the third quarter, we still dramatically reduced the rate of decline in our adjusted EBITDA -- down 7.7% excluding Hurricane Irma's full impact compared with a 21% decline in the first half. We remain resolute in moving toward stabilized operating results, reducing leverage and accelerating the pace and cadence of our digital transition."

Third Quarter Results

Total revenues in the third quarter of 2017 were $212.6 million, down 9.4% compared to the third quarter of 2016. The company estimates that in September, revenues (primarily ad revenues) from its East Coast operations were reduced by approximately $625,000 as a result of Hurricane Irma. Including the revenue impact due to Hurricane Irma, total revenues in the third quarter of 2017 would have been down 9.1% compared to the third quarter 2016.

Total advertising revenues were $115.3 million, down 13.4% in the third quarter of 2017 compared to the third quarter of 2016. The decline in advertising revenues continues to reflect the softness in traditional print advertising offset by improvements in digital-only advertising and, to a lesser extent, the improvements in direct marketing advertising.

Digital-only advertising revenues grew 8.2% in the third quarter of 2017, while total digital advertising revenues, which include digital-only advertising and digital advertising bundled as an up-sell with print advertising, declined 2.4% compared to the same quarter last year. Direct marketing declined 6.4% in the third quarter of 2017 compared to a decline of 14.5% in the same period last year. The improvement from the prior year is a result of the improved trends seen in the first half of the year continuing into the third quarter.

Audience revenues were $87.1 million, down 4.3% in the third quarter compared to the same period in 2016. Digital-only audience revenues were down 0.9%. The number of digital-only subscribers ended the quarter at 92,800, representing an increase of 15.6% from the third quarter of 2016 despite the loosening of paywalls in many of the company's East Coast markets in September to make our information widely accessible to non-subscribers as a public service during Hurricane Irma.

The month of September resulted in record total unique visitors of 89.3 million as visitors across the globe searched for news coverage on the hurricane's impact on the East Coast. The growth was also aided by the newsroom reinvention process that has created more digitally focused newsrooms across the company. Average total unique and local unique visitors to the company's online products were 78.3 million and 18.0 million, respectively, in the third quarter of 2017. These results represented growth of 23.3% in total unique visitors and 19.4% in local unique visitors in the third quarter of 2017 compared to the same quarter last year. Mobile users represented 62.8% of average total unique visitors in the third quarter of 2017 compared to 56.7% in the third quarter of 2016.

Revenues exclusive of print newspaper advertising accounted for 76.2% of total revenues in the third quarter of 2017, an increase from 72.0% in the third quarter of 2016.

Results in the third quarter of 2017 included the following items:

  A non-cash valuation allowance on deferred taxes totaling $224.5 million in tax expense;
  Non-cash impairment charges mainly attributable to the write-down of newspaper mastheads totaling $10.6 million ($6.4 million after-tax);
  Gains on real estate transactions net of charges associated with relocations of certain operations netting to a gain of $5.5 million ($3.3 million after-tax);
  Severance charges totaling $4.5 million ($2.7 million after-tax);
  Losses on extinguishment of debt of $1.8 million ($1.2 million after-tax);
  Costs associated with reorganizing sales and other operations totaling $1.0 million ($0.6 million after-tax);
  Trust related litigation costs of $1.0 million ($0.7 million after-tax); and
  Costs related to co-sourcing information technology operations and costs associated with Hurricane Irma totaling $0.3 million ($0.2 million after-tax).

Adjusted net loss, which excludes the items above, was $5.9 million and was $5.3 million factoring in lost revenues due to Hurricane Irma. Adjusted EBITDA was $34.6 million in the third quarter of 2017, down 9.3% compared to the third quarter last year, and was $35.2 million, down 7.7% factoring in lost revenues due to Hurricane Irma. Operating expenses and adjusted operating expenses, which exclude non-cash and certain other charges, were both down 9.4% in the third quarter of 2017 compared to the same quarter last year. (A discussion of our non-GAAP measures and the reconciliation to the comparable GAAP measures are provided below.)

Other Third Quarter Business and Recent Highlights

Real Estate Transactions:
As previously announced, in the third quarter the company completed the sale of The Kansas City Star's office building and land to 1729 Grand Boulevard, LLC. It also sold The Sacramento Bee's building and surrounding land to affiliates of Shopoff Advisors L.P. Together, the two transactions resulted in gross proceeds of $56.75 million. The Sacramento transaction is a sale-leaseback of the company's buildings and land with initial annual rent payments of $4.365 million over a 15-year term which began on September 6, 2017.

The sale and leaseback agreement for the Kansas City, Missouri production facility was terminated by the company in October of 2017. The company is evaluating whether to re-market the Kansas City production facility. The company entered into a non-binding letter of intent for its real property in Columbia, South Carolina.

The company expects its sale of The (Raleigh) News & Observer building and land, and its building and land in Merced, California to close in the fourth quarter of 2017, resulting in estimated gross proceeds of approximately $22.0 million.

Debt and Liquidity:
During the third quarter, the company repaid $53.5 million in debt including $16.9 million of 2017 unsecured bonds that matured on September 1, 2017 and $36.7 million of 9.0% secured bonds primarily through a privately negotiated transaction.

In accordance with requirements of the secured indenture, the company has also offered $40 million of the after-tax proceeds from the property transactions that closed in the third quarter to its secured bondholders of notes due in 2022 at par. The offer expires on October 19th.

Total principal debt at the end of the third quarter 2017 was $805.1 million and the debt securities with the nearest maturity are $439.7 million of notes due December 2022. The company finished the quarter with $84.0 million in cash, resulting in net debt of $721.1 million. In addition, the Company has a $65 million revolving line of credit available for liquidity.

The leverage ratio at the end of the third quarter under the company's credit agreement was 4.48 times cash flow (as defined) compared to a maximum leverage covenant of 6.0 times cash flow. The company expects to continue its de-leveraging strategies to further reduce this ratio in the coming quarter, including consideration of its refinancing options.

Other Business:
The company closed the sale of a majority of its interest in CareerBuilder early in the third quarter of 2017. The company's affiliate agreement with CareerBuilder was terminated upon the scheduled expiration date of July 31, 2017. In September, McClatchy entered into an agreement with Recruitology to provide employment services to customers in all markets. Digital-only employment advertising revenue grew 13.2% in the third quarter compared to 9.3% in the first half.

In the third quarter of 2017, the company recorded a non-cash provision for income taxes of $224.5 million to establish a valuation allowance against a majority of its net deferred income tax assets. The valuation allowance included a reserve on tax benefits taken in prior quarters of 2017 as well as a reserve on tax benefits recorded in prior years. During 2017, the company incurred three years of cumulative pre-tax book losses, inclusive of the loss on its sale of a majority of its ownership in CareerBuilder LLC in the third quarter of 2017, among other transactions. Under GAAP, three years of cumulative pre-tax book losses is typically viewed as objective evidence that limits the ability to consider other subjective evidence, such as projections for future growth and profitability. The Company generated taxable income in its tax returns for the past three fiscal years through the third quarter and has recognized its deductions. However, the company will likely continue to be in a three-year cumulative pre-tax book loss at the end of fiscal year 2017. The valuation allowance has no impact on the company's ability to utilize loss carryforwards or tax assets in the future, and is not a reflection of management's point of view about profitability of the business in the future. Further the amount of the valuation allowance could adjust in the future due to several factors, including but not limited to, objective evidence such as pre-tax book cumulative losses no longer being present.

First Nine Months Results of 2017

Total revenues for the first nine months of 2017 were $658.9 million, down 7.8% compared to the first nine months of 2016. Advertising revenues were $360.5 million, down 12.2% compared to the first nine months of last year. Softness in print advertising negatively impacted advertising revenues but was partially offset by growth in digital-only advertising revenue of 9.9% when compared to the first nine months of 2017.

Audience revenues were $268.5 million, down 1.4% compared to the first nine months of 2016 and digital-only audience revenues were up 5.6% over the same period. The growth in digital-only audience revenue is attributable to the increase in digital-only subscribers through promotional efforts and rate increases initiated in the first half of 2016.

The company reported a net loss for the first nine months of 2017 of $371.9 million, or $48.83 per share which included total non-cash after-tax impairment charges of $337.8 million that are described in adjusted net loss details presented below and are inclusive of the write-down of its CareerBuilder investment, mastheads, inventory, and the deferred tax valuation allowance as discussed above. Net loss for the first nine months of 2016 was $37.3 million or $4.77 a share.

Results for the first nine months of 2017 included the following items:

  A non-cash valuation allowance on deferred taxes totaling $224.5 million in tax expense;
  Non-cash impairment charges related to the write-down of the carrying value of our equity investment in CareerBuilder, other investments, and mastheads totaling $179.7 million ($112.1 million after-tax);
  Severance charges totaling $13.9 million ($8.5 million after-tax);
  Gains on real estate transaction offset by charges associated with relocations of certain operations, netting to a gain of $8.4 million ($5.2 million after-tax);
  Losses on extinguishment of debt of $2.7 million ($1.7 million after-tax);
  Costs associated with reorganizing sales and other operations totaling $2.2 million ($1.4 million after-tax);
  A non-cash write-down of inventory totaling $2.0 million ($1.2 million after-tax);
  Trust related litigation costs of $1.0 million ($0.7 million after-tax);
  Costs related to co-sourcing information technology operations, costs associated with Hurricane Irma, and other miscellaneous acquisition-related costs totaling $0.7 million ($0.4 million after-tax); and
  Net increase in taxes totaling $0.1 million for adjustments of certain deferred tax credits related to tax positions taken in prior years.

Adjusted net loss, which excludes the items above, was $26.5 million and was $25.8 million factoring in the lost revenues due to Hurricane Irma. Adjusted EBITDA was $93.2 million in the first nine months of 2017, down 17.1% compared to the same period last year, and was $93.8 million, down 16.5% factoring in the third quarter lost revenues due to Hurricane Irma. Operating expenses were down 9.0%, while adjusted operating expenses, which exclude non-cash and certain other charges, were down 6.1% in the first nine months of 2017 compared to the same period last year.

Outlook

For the last quarter of 2017, the company expects to grow digital-only advertising revenue, finishing the full year in the low double digit range.

Management believes that print advertising will continue to become a smaller portion of advertising and total revenue. Audience revenues are expected to be down in the low single-digit percentage range in the fourth quarter and full year compared to 2016 periods, in part as a result of loosening pay walls during various weather-related events this year.

Management remains committed to reducing operating expenses in the fourth quarter and expects adjusted operating expenses to be down in the mid to high-single digit percentage range as earlier efforts take hold in the fourth quarter. Strategies initiated in 2017 to continue its digital transformation and reduce legacy costs include, among others, moving to regional publishers, centralizing audience functions, consolidating production and other functions and reinventing our newsrooms to have a digital-first work flow. For the full year these actions will result in initial implementation costs in the range of $18 million to $20 million, which may include accelerated depreciation and certain other non-cash costs. This compares to similar upfront costs of approximately $40 million in 2016 to further its digital transformation and continue the reduction of legacy costs.

Management will maintain its focus on monetizing real estate assets in the fourth quarter of 2017. The proceeds achieved from the real estate transactions coupled with proceeds from other asset sales and cash from operations will likely be utilized to de-lever the company through debt reductions and for further investment in the business.

The company's consolidated statistical report, which summarizes revenue performance for the third quarter and first nine months of 2017, is attached.

Non-GAAP Operating Performance Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP operating performance measures such as adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted operating expenses. Adjusted EBITDA is defined as net income (loss) plus interest, taxes, depreciation and amortization, non-operating income and expenses, severance charges associated with changes in our operations, equity income in unconsolidated companies, net, non-cash stock compensation expense, non-cash and non-operating pension costs, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by total net revenues. Adjusted net income is defined as net income (loss) excluding amounts for other asset impairments, impairment charges related to equity investments, gain on extinguishment of debt, severance charges, accelerated depreciation on equipment, real estate related charges, reversal of interest on tax items and certain discrete tax items, and certain other charges as outlined in the non-GAAP reconciliation schedule accompanying this release. The tax impact of these non-GAAP adjustments is calculated using the federal statutory rate of 35% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 1.6% to 8.1%. Adjusted operating expenses is defined as operating expenses less non-cash charges, charges not directly related to operations, and unique or non-recurring transactions. These non-GAAP operating performance measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, including the corresponding GAAP measures, provide useful information to investors by offering supplemental information that enables investors to:

  make more meaningful period-to-period comparisons of the company's ongoing operating results. Management believes variances in the excluded line items are not reflective of the underlying business operations of the company or trends in the company's markets or industry;
  better identify trends in the company's underlying business;
  better understand how management plans and measures the company's underlying business;
  more easily compare operating results to those of our peers; and
  more directly compare the company's operating results against investor and analyst financial models.

These non-GAAP operating performance measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Also, McClatchy's non-GAAP operating performance measures may not be comparable to similarly titled measures presented by other companies.

Conference Call Information

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 46060931) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

McClatchy is a publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the (Fort Worth) Star-Telegram. McClatchy operates 30 media companies in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including our strategies for success and their effects, our real estate monetization efforts and the repurchase of outstanding notes, revenues, and management's efforts with respect to cost reduction efforts and efficiencies, cash expenses, revenues, adjusted EBITDA, debt levels, interest costs and creation of shareholder value as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; including sales of real estate properties may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 25, 2016, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE MCCLATCHY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 24,	September 25,	September 24,	September 25,
	2017	2016	2017	2016
REVENUES - NET:
Advertising	$ 115,331	$ 133,212	$ 360,459	$ 410,368
Audience	87,142	91,022	268,473	272,163
Other	10,131	10,467	30,004	32,383
	212,604	234,701	658,936	714,914
OPERATING EXPENSES:
Compensation	80,652	91,351	258,883	284,974
Newsprint, supplements and printing expenses	15,075	19,320	49,379	57,917
Depreciation and amortization	19,588	20,559	59,016	69,551
Other operating expenses	83,963	97,912	268,784	298,265
Other asset write-downs	8,715	330	10,672	330
	207,993	229,472	646,734	711,037

OPERATING INCOME	4,611	5,229	12,202	3,877
				-
NON-OPERATING (EXPENSES) INCOME:
Interest expense	(19,801)	(20,953)	(60,547)	(62,423)
Interest income	121	110	410	318
Equity income (loss) in unconsolidated companies, net	(600)	3,632	(696)	10,637
Impairments related to equity investments	(1,866)	-	(171,013)	(892)
Gain (loss) on extinguishment of debt, net	(1,831)	-	(2,700)	1,535
Retirement benefit expense	(3,328)	(3,694)	(9,983)	(11,082)
Other - net	23	(13)	106	20
	(27,282)	(20,918)	(244,423)	(61,887)

Loss before income taxes	(22,671)	(15,689)	(232,221)	(58,010)
Income tax expense (benefit)	216,186	(5,885)	139,657	(20,731)
NET LOSS	$ (238,857)	$ (9,804)	$ (371,878)	$ (37,279)

Net loss per common share:
Basic	$ (31.28)	$ (1.30)	$ (48.83)	$ (4.77)
Diluted	$ (31.28)	$ (1.30)	$ (48.83)	$ (4.77)

Weighted average number of common shares used
to calculate basic and diluted earnings per share:
Basic	7,637	7,614	7,616	7,809
Diluted	7,637	7,614	7,616	7,809

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Net Loss to Adjusted EBITDA

	Quarters Ended		Nine Months Ended
	September 24,	September 25,	September 24,	September 25,
	2017	2016	2017	2016

NET LOSS	$ (238,857)	$ (9,804)	$ (371,878)	$ (37,279)

Income tax expense (benefit)	216,186	(5,885)	139,657	(20,731)
Interest expense	19,801	20,953	60,547	62,423
Depreciation and amortization	19,588	20,559	59,016	69,551

EBITDA	16,718	25,823	(112,658)	73,964

Severance charges	4,476	4,746	13,933	13,398
Non-cash stock compensation	325	348	1,786	2,105
Non-cash and non-operating retirement benefit expense	3,328	3,694	9,983	11,082
Equity (income) loss in unconsolidated companies, net	600	(3,632)	696	(10,637)
Impairments related to equity investments	1,866	-	171,013	892
Other asset impairment charges	8,715	330	10,672	330
Other operating costs, net (1)	(3,147)	6,920	(4,454)	23,062
Other non-operating, net	1,687	(97)	2,184	(1,873)
Adjusted EBITDA	$ 34,568	$ 38,132	$ 93,155	$ 112,323

Adjusted EBITDA Margin	16.3%	16.2%	14.1%	15.7%

(1) Other operating costs, net, includes: Gain and loss on sale of land and relocation charges, net; Technology conversion costs related to co-sourcing a majority of information technology operations; costs associated with reorganizing sales and other operations; trust related litigation, hurricane Irma costs, and net acquisition costs. See the text of the press release for the detailed gross and net of tax contribution of each category.

Reconciliation of Net Loss to Adjusted Net Loss

NET LOSS	$ (238,857)	$ (9,804)	$ (371,878)	$ (37,279)

Add back certain items:
(Gain) loss on extinguishment of debt, net	1,831	-	2,700	(1,535)
Other asset impairment charges	8,715	330	10,672	330
Impairments related to equity investments	1,866	-	171,013	901
Severance charges	4,476	4,746	13,933	13,398
Accelerated depreciation on equipment	-	293	-	6,935
Other operating costs, net	(3,147)	6,920	(4,454)	23,062
Certain discrete tax items	224,465	-	224,571	(897)
Less: Tax effect of adjustments	(5,256)	(4,626)	(73,022)	(16,429)
Adjusted net loss (2)	$ (5,907)	$ (2,141)	$ (26,465)	$ (11,514)

(2) The tax impact of these non-GAAP adjustments is calculated using the federal statutory rate of 35% plus the net state rate for the jurisdictions in which the subsidiaries file tax returns and ranges from 1.6% to 8.1%.

Reconciliation of Operating Expenses to Adjusted Operating Expenses

OPERATING EXPENSES:	$ 207,993	$ 229,472	$ 646,734	$ 711,037
Add back:
Depreciation and amortization	19,588	20,559	59,016	69,551
Other asset impairment charges	8,715	330	10,672	330
Severance charges and non-cash stock compensation	4,801	5,094	15,719	15,503
Other operating costs, net	(3,147)	6,920	(4,454)	23,062
Adjusted operating expenses	$ 178,036	$ 196,569	$ 565,781	$ 602,591

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 3
	Combined			Print			Digital

Revenues:	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
Advertising
Retail	$53,367	$64,613	-17.4%	$31,518	$42,609	-26.0%	$21,849	$22,004	-0.7%
National	9,967	10,277	-3.0%	2,729	4,264	-36.0%	7,238	6,013	20.4%
Classified Total	29,137	33,844	-13.9%	16,139	18,750	-13.9%	12,997	15,094	-13.9%
Automotive	6,684	7,955	-16.0%	1,597	2,310	-30.9%	5,087	5,644	-9.9%
Real Estate	5,409	5,815	-7.0%	2,739	3,125	-12.4%	2,669	2,691	-0.8%
Employment	4,068	5,694	-28.6%	1,771	2,404	-26.3%	2,297	3,290	-30.2%
Other	12,976	14,380	-9.8%	10,032	10,911	-8.1%	2,944	3,468	-15.1%
Direct Marketing	22,738	24,282	-6.4%	22,738	24,282	-6.4%
Other Advertising	122	196	-37.8%	122	196	-37.8%
Total Advertising	$115,331	$133,212	-13.4%	$73,246	$90,101	-18.7%	$42,084	$43,111	-2.4%

Memo: Digital-only Advertising							$33,369	$30,828	8.2%

Audience	87,142	91,022	-4.3%	62,801	66,112	-5.0%	24,341	24,911	-2.3%
Other	10,131	10,467	-3.2%
Total Revenues	$212,604	$234,701	-9.4%

Advertising Statistics for Dailies:
Full Run ROP Linage				2,657.1	3,012.5	-11.8%

Millions of Preprints Distributed				452.2	634.1	-28.7%

Audience:
Daily Average Total Circulation*				1,155.2	1,360.4	-15.1%
Sunday Average Total Circulation*				1,809.2	2,087.2	-13.3%
Average Monthly Unique Visitors							78,290.2	63,513.9	23.3%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in the period. Does not reflect AAM reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	September Year-to-Date
	Combined			Print			Digital

Revenues - Net:	2017	2016	% Change	2017	2016	% Change	2017	2016	% Change
Advertising
Retail	$168,295	$199,911	-15.8%	$103,667	$136,025	-23.8%	$64,628	$63,886	1.2%
National	28,693	30,659	-6.4%	9,164	13,942	-34.3%	19,529	16,717	16.8%
Classified Total	91,769	105,407	-12.9%	50,879	59,471	-14.4%	40,890	45,936	-11.0%
Automotive	20,488	24,581	-16.7%	5,053	7,639	-33.9%	15,435	16,942	-8.9%
Real Estate	16,601	18,559	-10.6%	8,643	10,355	-16.5%	7,958	8,204	-3.0%
Employment	13,776	18,383	-25.1%	5,910	8,237	-28.3%	7,867	10,146	-22.5%
Other	40,904	43,884	-6.8%	31,274	33,239	-5.9%	9,630	10,645	-9.5%
Direct Marketing	71,346	73,742	-3.2%	71,346	73,742	-3.2%
Other Advertising	356	649	-45.1%	356	649	-45.1%
Total Advertising	$360,459	$410,368	-12.2%	$235,412	$283,829	-17.1%	$125,047	$126,539	-1.2%

Memo: Digital-only Advertising							$95,972	$87,327	9.9%

Audience	268,473	272,163	-1.4%	194,541	197,065	-1.3%	73,931	75,098	-1.6%
Other	30,004	32,383	-7.3%
Total Revenues	$658,936	$714,914	-7.8%

Advertising Statistics for Dailies:
Full Run ROP Linage				7,966.1	9,211.2	-13.5%

Millions of Preprints Distributed				1,440.3	1,855.8	-22.4%

Audience:
Daily Average Total Circulation*				1,301.8	1,482.0	-12.2%
Sunday Average Total Circulation*				1,951.9	2,212.6	-11.8%
Monthly Unique Visitors							71,136.0	58,430.5	21.7%

Columns may not add due to rounding

* Reflects total average circulation based upon number of days in period. Does not reflect AAM reported figures.

CONTACT: Stephanie Zarate, Investor Relations Manager, 916-321-1931, szarate@mcclatchy.com